Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Michele Pelkowski
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3054
Quintin.Lai@westpharma.com	Michele.Pelkowski@westpharma.com

West Appoints Kimberly Banks MacKay as Senior Vice President General Counsel and Corporate Secretary

Exton, Pa., November 9, 2020 – West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, announced it has appointed Kimberly Banks MacKay to serve as Senior Vice President General Counsel and Corporate Secretary, effective December 8, 2020. Ms. MacKay will succeed George L. Miller, who announced his intention to retire in February 2021. Mr. Miller will remain at West through the end of February as a Special Advisor to oversee the transition of duties.

Ms. MacKay joins West from The Segal Group, a privately held firm specializing in employee benefits and investment consulting where she served as Senior Vice President General Counsel and Corporate Secretary. Prior to Segal, she served for over 15 years in roles of increasing responsibility at Novartis, including Head U.S. Legal for Novartis Business Services, Deputy Compliance Officer for Novartis Pharmaceuticals Corporation and Lead Counsel for a large Novartis business unit. Before joining Novartis, Kim practiced securities law at MetLife, Lucent Technologies and Milbank in New York. She also held a Federal clerkship and spent several years in commercial banking.

“After an extensive search, we are pleased that Kimberly is joining our West team,” said Eric M. Green, President and Chief Executive Officer, West. “She brings significant legal experience from her previous roles along with a deep understanding of the regulated environment in which we operate. As we continue to advance the importance of our mission as the leader in integrated containment and delivery of injectable medicines, Kimberly’s knowledge of this industry, as well as her innovative and collaborative leadership style will be an asset to our team.”

“I am excited to join such a strong company and Senior leadership team. West has an impressive track record of providing innovative and impactful solutions for their customers and ultimately the patients. I look forward to contributing to the next phase of the company’s success,” said Ms. MacKay.

Kimberly earned her Juris Doctor from Rutgers University School of Law and her bachelor’s degree in Economics from Princeton University.

About West

West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world's pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West's 2019 sales of $1.84 billion reflect the daily use of more than 100 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

All trademarks and registered trademarks used in this release are the property of West Pharmaceutical Services, Inc. or its subsidiaries, in the United States and other jurisdictions, unless otherwise noted.